CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2007, relating to the financial statements and financial highlights which appears in the October 31, 2007 Annual Report to Shareholders of JPMorgan Tax Aware Core Equity Fund, JPMorgan Tax Aware Disciplined Equity Fund, JPMorgan Tax Aware Diversified Equity Fund, JPMorgan Tax Aware Enhanced Income Fund, JPMorgan Tax Aware Large Cap Growth Fund, JPMorgan Real Return Fund, JPMorgan Tax Aware Short-Intermediate Income Fund and JPMorgan Tax Aware U.S. Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights", “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York

February 25, 2008